For Immediate release:
Contact: Warren R. Wilkinson
Republic Airways Holdings
317-484-6042

REPUBLIC AIRLINES SELECTED BY
FRONTIER AIRLINES TO OPERATE
17 EMBRAER 170 REGIONAL JETS

Indianapolis, Indiana, (JANUARY 11, 2007) - Republic Airways Holdings (NASDAQ/NM: RJET), announced today that its Republic Airlines subsidiary was selected by Frontier Airlines Holdings, Inc.(NASDAQ: FRNT) to provide and operate 17, 76-seat Embraer 170 regional jets for Frontier Airlines beginning in March, 2007. Frontier will continue to schedule and market all of its regional jets service flights.

“We are very pleased to join the Frontier team and look forward to a mutually beneficial relationship. We appreciate the confidence that Frontier Airlines has placed in us by selecting Republic as their regional partner,” said Bryan Bedford, Chairman, President and CEO of Republic Airways. “We look forward to providing excellent service to Frontier and its customers.”

“In selecting Republic, we’ve chosen an operator that can uphold our high standards for reliable, quality service at competitive fares,” said Frontier President and CEO Jeff Potter. “We feel that the comfort of the Embraer 170 with wider seats, greater leg room and a taller cabin than most regional aircraft is important to our customers, and the economics of the aircraft make good business sense. It is also important to note that we chose a partner that we feel understands what it means to operate in a customer-centric fashion and we know that their corporate culture and philosophy are closely aligned to Frontier’s. We look forward to a long and mutually-beneficial relationship with Republic.”

Key commercial terms of the agreement include:

1.	Frontier will purchase all capacity at predetermined rates and will directly pay or reimburse Republic for industry standard pass-through costs.
2.	The first aircraft is expected to be placed into service in March 2007 and the last aircraft in December 2008.
3.	The agreement has a term of eleven years from the date of the last aircraft delivery. Frontier has the option to extend the agreement for up to six additional years
4.	All fuel will be purchased directly by Frontier and will not be charged back to Republic.

Four of the 17 aircraft are currently in the Republic fleet but not allocated to a code-share partner. The remaining 13 aircraft will be funded by delivery positions available from Embraer.

About Republic Airways Holdings

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,000 flights daily to 90 cities in 35 states, Canada, Mexico and the U.S. Virgin Islands through airline services agreements with five major U.S. airlines. All of the airlines’ flights are operated under their major airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express and US Airways Express. The airlines currently employ approximately 3,700 aviation professionals and operate 173 regional jet aircraft. For more in-depth information on Republic Airways Holdings please visit our website at www.RJET.com

About Frontier Airlines Holdings, Inc.

Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 13th year of operations, Frontier Airlines is the second largest jet service carrier at Denver International Airport, employing approximately 5,000 aviation professionals. With 55 aircraft and one of the youngest Airbus fleet in North America, Frontier offers 24 channels of DIRECTV® service in every seatback along with 33 inches of legroom in an all coach configuration. In conjunction with its regional jet fleet, operated by Republic Airlines, Frontier offers routes linking its Denver hub to 55 destinations including 48 U.S. cities in 28 states spanning the nation from coast to coast, eight cities in Mexico and one city in Canada. In November of 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares, aboard two of the youngest fleets in the industry. In December of 2006 Frontier was designated “Best Low Cost Carrier” in the U.S. by the readers of Business Traveler magazine. For more in-depth information on Frontier Airlines, please visit our website at www.FrontierAirlines.com.

In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.